UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2017

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way, Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 3.03 Material Modification to Rights of Security Holders

On March 14, 2017, Generex Biotechnology Corporation (referred to as the “Company” or “Generex”) effected a reverse stock split of its shares of common stock, par value $.001 per share at a ratio of 1-for-1000. The common stock began trading in the over the counter market on a reverse stock split-adjusted basis at the open of the market on March 14, 2017.

There was no change in the Company’s ticker symbol, “GNBT,” as a result of the reverse Stock split. In connection with the reverse stock split, the CUSIP number for the common stock has been changed to 371485301.

The reverse stock split was previously authorized at a meeting of the Company’s stockholders on August 19, 2015 and the Company’s Board of Directors approved the ratio on December 27, 2016. The requisite Certificate of Amendment to the Company’s Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 30, 2016 (subject to approval by the Financial Industry Regulatory Authority (FINRA)). The Certificate of Amendment reduced the number of authorized shares of common stock from 2,450,000,000 to 2,450,000. While the amendment to the restated Certificate of Incorporation was filed on December 30, 2016, the reverse stock split could not be effected until the Company received approval from FINRA, which the Company has received.

As a result of the reverse stock split, the Company’s issued and outstanding shares of common stock will decrease to approximately 1,200,000 post-split shares (prior to effecting the rounding of fractional shares into whole shares as described below) from approximately 1,200,000,000 pre-split shares. As a result of the reverse stock split, the total number of shares of common stock held by each stockholder will be converted automatically into the number of whole shares of common stock equal to (i) the number of shares of common stock held by such stockholder immediately prior to the reverse stock split, divided by (ii) 1,000.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-split common stock to any shareholder of record who otherwise would have received a fractional share as a result of the reverse stock split.

The number of authorized shares of preferred stock under the Restated Certificate of Incorporation was not changed, and remains at 1,000,000 shares.

The Company has retained Broadridge Corporate Issuer Solutions, Inc. to act as exchange agent for the reverse stock split. Broadridge will manage the exchange of pre-reverse stock split shares for post-reverse stock split shares. Stockholders will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact Broadridge at (800) 733-1121.

All options, warrants, and convertible securities of the Company outstanding immediately prior to the reverse stock split will be appropriately adjusted. In general, the reverse stock split effected a reduction in the number of shares subject to such outstanding stock options and warrants proportional to the exchange ratio of the reverse stock split (rounded down to the nearest whole share) and effected a proportionate increase in the exercise price of such outstanding options and warrants.

On March 14, 2017, the Company issued a press release regarding the reverse stock split. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: March 14, 2017	/s/ Mark A. Fletcher
Mark A. Fletcher
Executive Vice President and General Counsel

3

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Amendment to Restated Certificate of Incorporation of Generex Biotechnology Corporation
99.1	Generex Biotechnology Corporation Press Release dated March 14, 2017.

4